PURCHASE AND SALE AGREEMENT

by and between
KELLY K. BUSTER, JAMES I. STALEY, II, ENEXCO, INC., CLASS B LIMITED
PARTNERS IDENTIFIED HEREIN, and EBS OIL AND GAS PARTNERS
PRODUCTION GP, LLC

as Sellers

and

WESTSIDE ENERGY CORPORATION

as Buyer

November 20, 2005

EXECUTION COPY

TABLE OF CONTENTS

Page
Article I DEFINITIONS2

Article II PURCHASE AND SALE10

Article III PURCHASE PRICE AND PAYMENT 10

Article IV REPRESENTATIONS OF SELLERS 15

Article V REPRESENTATIONS OF BUYER 18

Article VI TITLE MATTERS 19

Article VII COVENANTS AND AGREEMENTS 21

Article VIII CLOSING 23

Article IX INDEMNIFICATION 26

Article X ARBITRATION 27

Article XI MISCELLANEOUS 28

EXHIBITS

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G Exhibit H Exhibit I Exhibit J Exhibit K Exhibit L Exhibit M

-

Partnership Debt
- Allocation of Consideration Among Sellers
- CVR Wells
- Properties
- Excluded Assets
- Form of Bill of Sale and Assignment
- Form of Non-Foreign Affidavit
- Form of Employment Agreement
- Form of Lock-Up Agreement
- Form of Registration Rights Agreement
- Form of EBS Operating Purchase Agreement
- Form of Settlement Statement
- Approved Seller Reserve Engineers

SCHEDULES

Schedule 4.9 - Litigation

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement is entered into on November 20, 2005, to be effective as of October 1, 2005 (the "Effective Time") by and among KELLY K. BUSTER, an individual whose address is 3131 Turtle Creek Blvd., Suite 1210, Dallas, Texas 75219 ("Buster"), JAMES I. STALEY, II, an individual whose address is 3131 Turtle Creek Blvd., Suite 1210, Dallas, Texas 75219 ("Staley"), ENEXCO, INC., a Texas corporation (individually, "Enexco", and together with Buster and Staley, the "Class A Limited Partners"), the parties identified on the attached Appendix, (the "Class B Limited Partners", and together with Buster, Staley and Enexco, the "Limited Partners"), EBS OIL AND GAS PARTNERS PRODUCTION GP, LLC, a Texas limited liability company (individually, the "General Partner", and together with the Limited Partners and the Class B Limited Partners, the "Sellers"), and WESTSIDE ENERGY CORPORATION, a Nevada corporation ("Westside" or "Buyer"). Sellers and Buyer may be referred to herein individually as a "Party" or collectively as the "Parties".

RECITALS:

WHEREAS, the Limited Partners are limited partners in EBS Oil and Gas Partners Production Company, L.P., a Texas limited partnership ("EBS"), and own, in the aggregate, 100 percent of the outstanding Class A limited partnership interests (the "Class A Interests") and Class B limited partnership interests (the "Class B Interests") in EBS, together with all voting and other rights and obligations incident thereto.

WHEREAS, Westside desires to purchase from the Limited Partners, and the Limited Partners desire to sell and transfer to Westside, all of the Limited Partners' rights, title, and interests in and to the Class A Interests and the Class B Interests;

WHEREAS, the General Partner is the general partner of EBS, and owns 100 percent of the outstanding general partner interest, together with all voting and other rights and obligations incident thereto (the "GP Interest", and, together with the Class A Interests and the Class B Interests, the "Interests");

WHEREAS, an entity to be formed by Westside as a wholly-owned subsidiary of Westside prior to the closing of the transactions contemplated hereunder ("Westside GP") desires to purchase from the General Partner, and the General Partner desires to sell and transfer to Westside GP, all of the General Partner's rights, title, and interests in and to the GP Interest; and

WHEREAS, Westside, the Class A Limited Partners and the General Partner have signed this Agreement as of the date hereof, and the Class B Limited Partners have signed this Agreement on a subsequent date, but all Parties shall be treated as if this Agreement had been signed and executed by all Parties on the date hereof.

NOW, THEREFORE, in consideration of the foregoing and of the agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1The following terms shall have the following meanings:

"Additional Consideration" means the consideration to be paid to Seller pursuant to Section 3.2.

"Additional Consideration Offsets" shall mean the cumulative sum, without duplication, of (a) the value of any Title Defects discovered after Closing as determined in accordance with Article VI, (b) the value of any Seller Indemnified Losses under this Agreement, (c) the value of any Seller Indemnified Losses under the EBS Operating Purchase Agreement, as such term is defined therein (d) any post-closing Purchase Price adjustments described in Section 3.3(d); and (e) the amount of any Loss incurred by EBS after the Closing in connection with any of the matters set forth on Schedule 4.9.

"Additional Consideration Payment Date" shall have the meaning set forth in Section
3.2(b).

"Adjusted PDP Price" shall mean $3.00, increased by the percentage by which the Market Price exceeds the Base Price at the time of determination, or decreased by the percentage by which the Base Price exceeds the Market Price at the time of determination; provided, however, that any difference between Base Price and Market Price of $2.00 or less shall be disregarded.

"Adjusted PDP Price" shall mean $1.00, increased by the percentage by which the Market Price exceeds the Base Price at the time of determination, or decreased by the percentage by which the Base Price exceeds the Market Price at the time of determination; provided, however, that any difference between Base Price and Market Price of $2.00 or less shall be disregarded.

"Agreement" has the meaning set forth in the introductory paragraph and includes any amendments or modifications.

"Aggregate Title Defect Value" shall have the meaning set forth in Section 6.2(d).

"Allocated Value" shall mean the dollar amount allocated to each Property as set forth in a schedule to be prepared by Buyer in its sole discretion prior to the Closing.

"Base Price" shall mean $11.30 per MCF.

"Bridge Credit Agreement" means the Credit Agreement, dated May 20, 2005, by and among EBS, as borrower, EBS Operating and the General Partner, as guarantors, Petro Capital II, LP, as administrative agent and a lender, and other lenders identified therein, as amended.

"Buyer Group" means Buyer and its officers, directors, contractors, agents and employees.

"Buyer's Credits" shall have the meaning set forth in Section 3.3(b). "Casualty Loss" shall have the meaning set forth in Section 7.4(d). "Closing Date" shall have the meaning set forth in Section 8.1. "COPAS" means the Council of Petroleum Accountants Societies.
"Credit Agreement" means the Credit Agreement, dated February 1, 2005, by and among EBS, as borrower, EBS Operating and the General Partner, as guarantors, and Petro Capital II, LP, as lender, as amended.

"CVR Costs" shall have the meaning set forth in Section 3.2(g).

"CVR Deficiency" shall have the meaning set forth in Section 3.2(g).

"CVR Promote Proceeds" shall have the meaning set forth in Section 3.2(g). "CVR Surplus" shall have the meaning set forth in Section 3.2(g).
"CVR Wells" means the Wells identified on Exhibit C, provided, however, the Parties may amend such exhibit by mutual consent, not to be unreasonably withheld, in order to remove one CVR Well and replace such well with a new CVR Well.

"Data and Records" shall have the meaning set forth in Section 7.2.

"Defect Value" shall mean with respect to each Title Defect, the reduction in the Allocated Value of the affected Properties as a result of such Title Defect.

"EBS Credit Documents" means the Credit Agreement, the Bridge Credit Agreement, all Loan Documents, as such terms are defined in the Bridge Credit Agreement and the Credit Agreement, and the Intercreditor and Collateral Agency Agreement, dated May 20, 2005, between EBS and Petro Capital II, LP.

"EBS Operating" shall mean EBS Oil and Gas Partners Operating Company, LP, a Texas limited partnership.

"EBS Operating Purchase Agreement" shall mean that certain purchase and sale agreement between Buyer and the limited and general partners of EBS Operating for the purchase of all of the partnership interests of EBS Operating, substantially in the form set forth on Exhibit K.

"EBS Partnership Agreement" means the Second Amended And Restated Agreement Of Limited Partnership of EBS Oil And Gas Partners Production Company, L.P., dated May 20, 2005, as amended.

"Effective Time" shall mean 12:01 a.m. Central Time on October 1, 2005.

"Employment Agreements" shall mean those certain employment agreements between Westside and each of the Principals substantially in the form set forth on Exhibit F.

"Environmental Claims" shall mean all liabilities, obligations, expenses, (including, without limitation, all attorneys' fees), fines, penalties, costs, claims, suits or damages (including natural resource damages) of any nature, including personal injury, diminution in property value, illness, disease, or wrongful death, associated with the Properties, whether arising before or after the Effective Time, and attributable or resulting from: (i) pollution or contamination of soil, surface water, groundwater or air, on the Properties and any other contamination of or adverse effect upon the environment, (ii) underground injection activities and waste disposal, (iii) clean-up responses, remedial, control or compliance costs, including the required cleanup or remediation of spills, pits, ponds or lagoons, including any subsurface or surface pollution caused by such spills, pits, ponds, or lagoons, (iv) noncompliance with applicable land use, permitting, surface disturbance, licensing or notification requirements, and (v) violation of any Environmental Law and/or any federal, state or local environmental land use law.

"Environmental Laws" shall mean any and all laws, statutes, regulations, rules, orders, ordinances, permits, or determinations of any governmental authority pertaining to health or conservation or protection of the environment, wildlife, or natural resources in effect in any and all jurisdictions in which the Property is located otherwise having jurisdiction over the matter, including, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA), as amended, the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), as amended, the Resource Conservation and Recovery Act ("RCRA"), as amended, the Hazardous and Solid Waste Amendments Acts of 1984, as amended, the Toxic Substances Control Act, as amended, and the Occupational Safety and Health Act ("OSHA"), as amended. The terms "hazardous substance," release," and "threatened release" shall have the meanings specified in CERCLA; provided, however, that to the extent the laws of the State of Texas have established a meaning for "hazardous substance," "release," "threatened release," "solid waste," "hazardous waste," and "disposal" that is broader than that specified in CERCLA or RCRA and SARA or OSHA, such broader meaning shall apply with respect to the matters covered by such laws.

"Examination Period" shall have the meaning set forth in Section 7.4(a). "Excluded Assets" shall mean the assets described on Exhibit E. "Financial Statements" shall have the meaning set forth in Section 8.3(i).
"Hazardous Material" shall mean any chemical, pollutant, contaminant, waste, toxic or hazardous substance or material, petroleum and petroleum products or by-products, polychlorinated biphenyls, asbestos or asbestos-containing materials, lead or lead-based paints or materials, or radon.

"Hydrocarbons" shall mean crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, drip liquids and other liquid or gaseous hydrocarbons (including CO2), and shall also refer to all other minerals of every kind and character which may be covered by or included in the Properties.

"Indemnified Party" shall have the meaning set forth in Section 9.3. "Indemnifying Party" shall have the meaning set forth in Section 9.3. "Indemnity Claim Notice" shall have the meaning set forth in Section 9.3. "Indemnity Notice Period" shall have the meaning set forth in Section 9.3.
"Inventory Hydrocarbons" shall mean all merchantable oil and condensate (for oil and liquids in storage tanks, being only that oil or liquids physically above the top of the inlet connection into such tanks) produced from or attributable to the Properties prior to the Effective Time which have not been sold by EBS and are in storage at the Effective Time.

"Knowledge" or other similar language which qualifies a statement as to the knowledge of the Principal Parties, will mean that within the actual present knowledge of the Principals, after due inquiry of appropriate managerial level personnel, the specific statement so qualified is accurate for purposes of this definition.

"Lease Bank Agreement" means the agreement entitled "Barnett Shale Project" (more commonly known as the "EBS-Westside Lease Bank Agreement"), dated April 13, 2005, as amended by letter agreement dated April 22, 2005.

"Liens" shall have the meaning set forth in Section 2.1.

"Lock-Up Agreement" means the Lock-Up Agreement substantially in the form attached as Exhibit I.

"Losses" means any liabilities, losses, claims, demands, causes of action, costs and expenses (including, but not limited to, court costs and reasonable attorneys' fees and other costs and expenses incident to proceedings or investigations respecting, or the prosecution or defense of a claim) of every kind and character.

"Market Price" shall mean the NYMEX price per MCF for the 12-month natural gas futures strip on the applicable Reserve Determination Date.

"Marketable Title" means, such title held by EBS that (a) entitles EBS to own, receive and retain, without suspension, reduction or termination, payment of revenues for not less than the net revenue interest shown on Exhibit D of all Hydrocarbons produced, saved and marketed from or attributable to the Properties or unit indicated through the plugging, abandonment and salvage of such Properties; (b) obligates EBS to bear the costs and expenses relating to the maintenance, development and operation of such Properties or unit(s) through the plugging. abandonment and salvage of such Properties in an amount not greater than the working interest of EBS set forth in Exhibit D (unless EBS's net revenue interest therein is proportionately increased); and (c) the Properties are free and clear of any liens, burdens or encumbrances of any kind or character except Permitted Encumbrances.

"MCF" shall mean one thousand cubic feet.

"MCFE" shall mean MCF natural gas equivalent. When determining MCFE, crude oil shall be converted to natural gas on the basis of 1:6 (1 barrel of crude oil = 6 MCF of natural gas).

"Net CVR Deficiency" shall have the meaning set forth in Section 3.2(g). "NSAI" means Netherland Sewell & Associates, Inc.
"Partnership Debt" means the debt described on Exhibit A.

"Permitted Encumbrances" shall mean any of the following matters:

(i) Materialman' s, mechanic's, repairman's, employee's, contractor's, operator's, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent and that will be paid and discharged in the ordinary course of business or, if delinquent, that are being contested in good faith by appropriate action;

(ii) any liens or security interests created by law or reserved with respect to the Properties for royalty, bonus, rental, or other payment obligations;

(iii) to the extent any of the following do not materially diminish the value of, or impair the conduct of operations on, any of the Properties and do not impair EBS's right to receive revenues attributable thereto: (a) any valid, subsisting and applicable laws, rules and orders of any governmental authority; (b) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, logging, canals, ditches, reservoirs or the like, and (c) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way, on, over or in respect to property owned or leased by EBS or over which EBS owns rights-of-way, easements, permits or licenses;

(iv) all lessors' royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production if the net cumulative effect of such burdens or deductions does not reduce the net revenue interest of EBS in any Property affected thereby as reflected in Exhibit D or impair the right to receive revenues attributable thereto;

(v) to the extent the same do not operate to reduce the net revenue interest, nor increase the expense interest (unless EBS's net revenue interest therein is proportionately increased), of EBS as reflected in Exhibit D, nor impair the right of EBS to receive the revenues attributable thereto: unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or

9

sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements which are ordinary and customary in the oil, gas, sulphur and other mineral exploration, development or extraction business, or in the business of processing of gas and gas condensate production for the extraction of products therefrom;

(vi) conventional rights of assignment normally actuated by an intent to abandon or release a lease and requiring notice to the holder of such rights;

(vii) division orders and Hydrocarbon sales contracts and contracts for purchase, exchange, refining or processing of Hydrocarbons terminable without penalty upon no more than sixty (60) days notice to the purchaser;

(viii) calls on or preferential rights to purchase production at prices not less than market prices, held by parties other than EBS, Sellers or their affiliates;

(ix) preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting the rights has expired without an exercise of the rights prior to the Closing Date;

(x) all rights to consent by, required notices to, filings with, or other actions by governmental entities and tribal authorities in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance;

(xi) defects or irregularities of title arising out of events or transactions which have been barred by limitations;

(xii) all other defects, and irregularities of title affecting the Properties, which individually or in the aggregate: (a) are not such as to interfere with the operation, value or use of the Properties (or portion thereof) affected thereby; (b) do not presently delay the receipt or prevent EBS from receiving its share of the proceeds of production from any of the Properties; (c) do not presently reduce the interest of EBS with respect to all oil and gas produced from any Property below the NRI set forth in Exhibit D for such Property; and (d) do not presently increase EBS's portion of the costs and expenses relating to the operations on and the maintenance and development of the lands and depths included in any Property above the working interest set forth in Exhibit D for such Property;

(xiii) liens and encumbrances securing the Partnership Debt;

(xiv) encumbrances created by or under any operating agreements governing any of the Properties; and

(xv) any encumbrance or other matter (whether or not constituting a Title Defect) waived in writing by Buyer or deemed to be waived in writing by Buyer under Article VI.

"Person" means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or other similar organization, government or any political subdivision thereof, a court, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

"Post Closing Settlement Statement" shall have the meaning set forth in Section 3.3(d). "Principal Parties" shall mean the General Partner and the Class A Limited Partners. "Principals" shall mean Buster, Staley, C. Noe11 Rather and Ralph E. Rather. "Properties" means the properties described on Exhibit D.
"Proved Reserves" has the meaning given that term in the definitions promulgated by the Society of Petroleum Evaluation Engineers and the World Petroleum Congress as in effect at the time in question; "Proved Developed Producing Reserves" or "PDP Reserves" means Proved Reserves which are categorized as both "Developed" and "Producing" in such definitions; "Proved Developed Non-Producing Reserves" or "PDNP Reserves" means Proved Reserves which are categorized as both "Developed" and "Non-Producing" in such definitions; and "Proved Undeveloped Reserves" or "PUD Reserves" means Proved Reserves which are categorized as "Undeveloped" in such definitions; provided, however, that all such terms shall be applied in a manner that is consistent with all SEC rules and regulations governing the use of such terms.

"Purchase Price" shall have the meaning set forth in Article 3.1.

"Registration Rights Agreement" means the Registration Rights Agreement substantially in the form attached as Exhibit J.

"Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migration or disposing into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

"Reserve Determination Date" shall mean respectively, (a) December 31, 2005, (b) March 31, 2006 and (c) June 30, 2006.

"Reserve Report" shall mean an engineering reserve report relating to the CVR Wells prepared by Sellers and Buyer pursuant to Section 3.2(c).

"Reserve Report Delivery Date" shall mean the date on which Westside receives a Reserve Report from Sellers relating to a Reserve Determination Date, provided, however, that such date shall be no later than sixty (60) days after such Reserve Determination Date.

"SEC" shall mean the United States Securities and Exchange Commission. "Seller Indemnified Loss" shall have the meaning set forth in Section 9.2.

"Sellers' Credits" shall have the meaning set forth in Section 3.3(a). "Settlement Statement" shall have the meaning set forth in Section 3.3(c).
"Taxes" shall mean all taxes, duties, fees, assessments, and other charges of any kind whatsoever imposed by any governmental authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as income, gross receipts, profits, ad valorem, production, severance, capital, transfer, recordation, real estate conveyance, documentary, filing, sales, use, value-added, excise, stamp, withholding, business, franchise, property, employer health, payroll and social security taxes.

"Tax Returns" shall mean all returns, reports, declarations, elections, notices, filings, information returns, claims for refund and statements filed or required to be filed in respect of Taxes, including any amendments or attachments thereto

"Title Defect" shall have the meaning set forth in Section 6.1. "Westside GP" shall have the meaning set forth in the Recitals.
"WHT Stock" shall mean shares of fully paid and non-assessable common stock of
Buyer.

1.2Other Capitalized Terms. Capitalized terms not otherwise defined in Section

1.1 shall have the meanings assigned to them elsewhere in this Agreement.

 1.3 Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document.

 1.4 References and Titles. All references in this Agreement to exhibits, schedules, articles, sections, subsections and other subdivisions refer to the exhibits, schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivisions are for convenience only, do not constitute any part of those subdivisions and will be disregarded in construing the language contained in those subdivisions. The words "this Agreement," "this instrument," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases "this section" and "this subsection" and similar phrases refer only to the sections or subsections of this Agreement in which those phrases occur. The word "or" is not exclusive; the word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (a) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (b) any reference herein to any Person shall be construed to include such Person's successors and assigns (subject to the restrictions contained herein), (c) with respect to the determination of any time period, the word "from" means "from and including" and the word "to" means "to and including." No provision of this Agreement shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

ARTICLE II

PURCHASE AND SALE

 2.1 Purchase and Sale of Class A Interests. The Class A Limited Partners agree to sell, convey, assign, transfer and deliver to Westside, and Westside agrees to purchase from the Class A Limited Partners, the Class A Interests, free and clear of any lien, charge, encumbrance, right of first refusal, security interests, mortgages, pledges, proxies, voting trusts and agreements, obligations, understandings or arrangements, restrictions on title or transfer, option or other claim (collectively, "Liens"), in exchange for the consideration paid in the manner described in Article III of this Agreement.

 2.2 Purchase and Sale of Class B Interests. The Class B Limited Partners agree to sell, convey, assign, transfer and deliver to Westside, and Westside agrees to purchase from the Class B Limited Partners, the Class B Interests, free and clear of all Liens, in exchange for the consideration paid in the manner described in Article III of this Agreement.

 2.3 Purchase and Sale of GP Interests. The General Partner agrees to sell, convey, assign, transfer and deliver to Westside GP, and Westside GP agrees to purchase from the General Partner, the GP Interest, free and clear of all Liens, in exchange for the consideration paid in the manner described in Article III of this Agreement.

2.4Excluded Assets. The properties described on Exhibit E shall be retained by

Sellers and shall not be transferred to Buyer as property of EBS.

ARTICLE III

PURCHASE PRICE AND PAYMENT

 3.1 Purchase Price. Subject to adjustment as set forth below, the aggregate purchase price paid by the Buyer to the Sellers for the Interests shall be Nine Million Eight Hundred Four Thousand Eight Hundred Thirty-Nine Dollars ($9,804,839) less the sum of (a) Partnership Debt and (b) adjustments in accordance with Section 3.3 (the "Purchase Price"). The Buyer shall pay the Purchase Price at Closing in cash, by wire transfer as directed by the Sellers, and such Purchase Price shall be allocated among the Sellers in the manner set forth on Exhibit B.

3.2Additional Consideration.

(a) Following each Reserve Determination Date, Buyer shall have prepared and delivered to Sellers and Sellers shall have prepared and delivered to Buyer a Reserve Report setting forth the PDP Reserves and Proved Reserves in each CVR Well that is producing as of the Reserve Determination Date. In addition to the Purchase Price, Buyer shall pay to Sellers additional consideration for the CVR Wells ("Additional Consideration"), which additional consideration shall be calculated, with respect to any Reserve Determination Date, in the following manner:

(i) First, a value shall be determined for each CVR Well based upon the following formula:

((AxB)+(CxD))xB where

A = the sum of (i) the MCFE of PDP Reserves for the CVR Well in the Reserve Report, and (ii) the MCFE of all production from the CVR Well since the Effective Time.

B $3.00 or, if Section 3.2(d) applies, the Adjusted PDP Price.

C = the MCFE of all Proved Reserves, other than PDP Reserves, for the CVR

Well in the Reserve Report.

D = $3.00 or, if Section 3.2(d) applies, the Adjusted Proved Price.

E= The lesser of (i) .35 or (ii) the working interest, expressed as a percentage,

retained by EBS in the CVR Well.

(ii) Second, the aggregate value of all CVR Wells shall be determined by adding together all of the individual values for each CVR Well determined in Section 3 .2(a)(i).

(iii) Third, the cumulative Additional Consideration Offsets shall be subtracted from the value obtained in Section 3.2(a)(ii); provided, however, that the calculations set forth in this Section 3.2(a) shall be made in a manner such that the entire amount of deductions for Additional Consideration Offsets shall be applied solely against the Additional Consideration payments allocable to the Class A Limited Partners, in accordance with their relative percentage ownership percentages as set forth in Exhibit B, and payments of Additional Consideration to the Class B Limited Partners shall not be affected by Additional Consideration Offsets.

(iv) Fourth, the cumulative value of Additional Consideration previously paid to Sellers shall be subtracted from the value obtained in Section 3 .2 (a)(iii).

(b) In determining the volumes of MCFE to be used in calculating the Additional Consideration, the average of the Proved Reserves and PDP Reserves in the Reserve Report prepared by the reserve engineer of each Party shall be utilized, provided that in no event shall the average ever exceed 125% of the Proved Reserves or PDP Reserves stated in the Reserve Report prepared by Buyer's reserve engineer. Unless otherwise approved by the other Party, Buyer shall use NSAI as their reserve engineer and Sellers shall utilize one of the reserve engineering firms set forth on Exhibit M. All Reserve Reports shall be prepared in good faith utilizing reporting standards mandated by the SEC and each Party shall be responsible for the costs and expenses associated with the preparation of the Reserve Reports by their respective reserve engineers. In the event a Party fails to deliver a Reserve Report in a timely manner, such Reserve Report shall be disregarded, and the MCFE volumes in the other Party's Reserve Report shall be applied for purposes of this Section 3.2.

(c) The Additional Consideration, if any, shall be allocated among Sellers in the manner set forth on Exhibit B (subject to necessary adjustments among the Sellers pursuant to Section 3.2(a)(iii)), and shall be paid to Sellers (i) within thirty (30) days following the applicable Reserve Report Delivery Date for any Additional Consideration paid in the form of WHT Stock and (ii) within ten (10) days following the applicable Reserve Report Delivery Date for any Additional Consideration paid in cash (in each case, referred to as an "Additional Consideration Payment Date"). In no event will Buyer be required to make any payments of Additional Consideration prior to the Closing.

(d) In the event EBS has commenced drilling of CVR Wells on or before the final Reserve Determination Date but it is not reasonably possible to complete a Reserve Report prior to the applicable Reserve Report Delivery Date, an additional Reserve Determination Date of not later than August 31, 2006, shall be permitted upon written request of the Sellers, provided, however, (i) such additional Reserve Determination Date shall be permitted only with respect to CVR Wells for which EBS has commenced drilling on or before June 30, 2006, and for which no Reserve Report has been delivered on or before the final Reserve Report Delivery Date, and (ii) any payments of Additional Consideration relating to such Reserve Determination Date shall be computed using the Adjusted PDP Price or the Adjusted Proved Price, as the case may be.

(e) The Additional Consideration following the first two Reserve Determination Dates shall be comprised of sixty percent (60%) WHT Stock and forty percent (40%) cash; and after the final Reserve Determination Date, the Additional Consideration shall be comprised of a combination of WHT Stock and cash such that the total consideration paid to Sellers under this Agreement, including the Purchase Price and all Additional Consideration payments, shall be comprised of fifty percent (50%) WHT Stock and fifty percent (50%) cash; provided, however, Buyer may, in its sole discretion and based upon its own forecasts, adjust the ratio of WHT Stock to cash paid as Additional Consideration after any Reserve Determination Date as necessary to achieve a final composition of fifty percent (50%) WHT Stock and fifty percent (50%) cash for the total consideration paid to Seller under this Agreement.

The number of shares of WHT Stock to be issued as Additional Consideration shall be calculated as follows:

S= VIP

where

S = number of shares of WHT Stock

value of Additional Consideration to be comprised of WHT Stock

P =  the average of the Closing Price of WHT Stock for the twenty (20)

trading days following the applicable Reserve Determination Date

(f) After the Closing, neither EBS nor Buyer shall have any obligation whatsoever to finance or otherwise contribute to the development of CVR Wells other than through the sale by EBS, through the Principals' marketing efforts, of interests in CVR Wells. Buyer shall have the option, but shall have no obligation, to fund CVR Wells subject to the Lease Bank Agreement in the manner set forth in the Lease Bank Agreement. In addition, Buyer shall have the option, but shall have no obligation, to fund twenty-five percent (25%) of CVR Wells not subject to the Lease Bank Agreement on standard partnership terms. Neither EBS nor Buyer shall be subject to any liability to Sellers on the basis of EBS's or Buyer's refusal to provide financing or any other support relating to the development of CVR Wells.

(g) The Sellers acknowledge that from and after the Effective Time, the Principals shall bear sole responsibility, subject to Buyer's participation options set forth above, for securing financing for and developing, on behalf of EBS, all of the CVR Wells through the sale of interests in the CVR Wells to third parties. It is the Parties' intention that the proceeds of EBS's sales, through the Principals' sales efforts, of interests in CVR Wells will be sufficient to cover EBS's share of all drilling and completion costs in the CVR Wells. For each CVR Well, Westside will maintain a ledger comparing (i) the proceeds EBS has received, from and after the Effective Date, from the sale of interests in such CVR Well (the "CVR Promote Proceeds") with (ii) the drilling and completion costs actually paid by EBS from and after the Effective Date in respect of EBS's retained interest in such CVR Well (the "CVR Costs"), which, for each CVR Well, shall result in either an excess of CVR Promote Proceeds over CVR Costs (a "CVR Surplus") or an excess of CVR Costs over CVR Promote Proceeds (a "CVR Deficiency"). In the event of a CVR Deficiency for any CVR Well, the Class A Limited Partners shall pay to EBS an amount equal to such CVR Deficiency, reduced by the cumulative amount of any CVR Surpluses, to the extent not previously taken into account for purposes of this sentence, on CVR Wells previously completed (the "Net CVR Deficiency"). If the Class A Limited Partners should fail to pay EBS the full amount of any Net CVR Deficiency, the CVR Well in question will no longer constitute a CVR Well for all purposes of this Section 3.2.

33Purchase Price Adiustments/Post-Closing Settlement. The Purchase Price

shall be adjusted as follows:
(a)The Purchase Price shall be adjusted upward by the following ("Sellers' Credits"):

(1) the value of (i) all Inventory Hydrocarbons, such value to be based upon the prevailing market value for crude oil in effect as of the Effective Time adjusted for grade and gravity, less taxes and transportation fees deducted by the purchaser of such oil, such oil to be measured at the Effective Time by the operators of the Properties; and (ii) the value of all of EBS's unsold inventory of gas plant products, if any, attributable to the Leases at the Effective Time valued in the same manner as if such products had been sold; and

(2) the amount of any ad valorem, property, production, severance and similar taxes and assessments on the Properties paid by EBS after the Effective Time (but prior to the Closing) and attributable to the ownership of the Properties during the period after the Effective Time or attributable to production that occurs after the Effective Time.

(b) The Purchase Price shall be adjusted downward by the following

("Buyer's Credits"):

(1) the total sales value of all Hydrocarbons sold by EBS after the Effective Time, all of which are attributable to the Properties, and any other monies collected by EBS with respect to the ownership or operation of the Properties after the Effective Time, to the extent such monies are distributed or otherwise transferred by EBS to the Sellers prior to the Closing;

(2) the amount of any ad valorem, property, production, severance and similar taxes and assessments on the Properties paid by EBS after the Effective Time and attributable to the ownership of the Properties during the period prior to the Effective Time or attributable to production that occurs prior to the Effective Time;

(3) the amount of any net working capital deficit, as shown on the Financial Statements, excluding (A) all amounts with related parties, and (B) purchase price adjustment amounts taken into account in other paragraphs of this Section 3.2(b); and

(4) the Allocated Value of any Casualty Loss affecting any of the

Properties or any portion thereof.

(c) Sellers shall prepare and deliver to Buyer, at least fifteen (15) days prior to Closing, Sellers' estimate of the adjusted Purchase Price to be paid at Closing, together with a preliminary statement setting forth Sellers' estimate of the amount of each adjustment to the Purchase Price to be made pursuant to this Section 3.3. On or before Closing, Sellers and Buyer shall mutually prepare and agree to a closing statement substantially in the form set forth on Exhibit L evidencing the amount actually wire transferred and all adjustments to the Purchase Price taken into account at Closing, including all of the Buyer's and Sellers' Credits set forth in this Section 3.3 (the "Settlement Statement"). The Settlement Statement shall be applied in determining the Purchase Price to be paid to Sellers at Closing.

(d) Within 120 days after Closing, Buyer shall provide to Sellers, for Sellers' concurrence, an accounting (the "Post Closing Settlement Statement") of the actual amounts of Sellers' and Buyer's Credits for the adjustments set out in this Section 3.3. Within thirty (30) days after receipt of such statement from Buyer, Sellers shall deliver to Buyer a written report containing all of Sellers' proposed changes to such statement with explanations therefor, it being agreed that Sellers' failure to deliver such report to Buyer within such time period shall constitute acceptance by Sellers of Buyer's statement (unless failure is a result of Buyer's failure to provide necessary information or data to Sellers in a timely manner). Except for the changes raised by Sellers in their written report, no additional changes to the statement provided by Buyer shall be considered by the Parties. If Sellers have timely delivered such written report, the Parties shall then undertake to agree on the items in dispute and the adjusted Purchase Price no later than thirty (30) days after the receipt by Buyer of the Post Closing Settlement Statement. The Parties shall attempt to resolve any disagreements on a best efforts basis. In the event such disagreements cannot be resolved, the matter shall be submitted to arbitration by either Party pursuant to the arbitration provisions of this Agreement. The difference between the final determination of the Purchase Price set forth on the final Post Closing Settlement Statement and that set forth on the Settlement Statement shall be added to or subtracted from, as the case may be, Additional Consideration payments following the date of such final determination. Buyer will prepare any information reasonably requested by Sellers in order for Sellers to prepare such statement or verify Buyer's written report. Notwithstanding any provision in this Agreement to the contrary, any Party may, at its own cost and expense, engage third party consultants for the purpose of preparing and reviewing the Post Closing Settlement Statement and determining the final Purchase Price adjustments under this Article III.

ARTICLE IV

REPRESENTATIONS OF SELLERS

The Principal Parties hereby make to Buyer the representations and warranties set forth in Section 4.1 to Section 4.21, inclusive.

4.1Interest Ownership.

(a) The Class A Limited Partners are the record and beneficial owners of all of the authorized, issued and outstanding Class A Interests. The Class A Limited Partners do not own any other interests in or issued by, or other obligations of EBS.

(b) The General Partner is the record and beneficial owner of all of the authorized, issued and outstanding GP Interests. The General Partner does not own any other interests in or issued by, or other obligations of, EBS.

4.2Existence.

(a) Enexco is a Texas corporation, validly existing and in good standing under the laws of the state of its formation. Enexco has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder, and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement.

(b) The Class A Limited Partners have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder, and have taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement.

(c) The General Partner is a Texas limited liability company, validly existing and in good standing under the laws of the state of its formation. The General Partner has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder, and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement.

 4.3 Binding Effect. This Agreement has been duly executed and delivered on the Principal Parties' behalf, and at the Closing all documents and instruments required hereunder will have been duly executed and delivered. This Agreement, and all such documents and instruments related thereto shall constitute legal, valid, and binding obligations enforceable in accordance with their respective terms, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency, or similar laws affecting creditors' rights generally.

 4.4 Capitalization. As of the date hereof, (i) EBS has no equity interests issued and outstanding other than the Interests, (ii) no equity interests in EBS are owned by any Person other than Sellers, and (iii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to any issued or unissued interests in EBS, obligating EBS to issue, transfer or sell or cause to be issued, transferred or sold any interests in EBS or any securities convertible into or exchangeable for such interests.

 4.5 Brokers. No Principal Party has incurred any liability, contingent or otherwise, for broker's or finder's fees in respect of this transaction, for which Buyer shall have any responsibility whatsoever.

4.6Foreign Person. No Principal Party is a "foreign person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), Section 1445 and 7701.

 4.7 Conflicts. Execution, delivery, and performance of this Agreement by the Principal Parties does not and will not conflict with or violate any agreement governing EBS's or any Principal Party's business or affairs, or any agreements or instruments to which any of them may be a party or by which any of them are bound, or any law, administrative regulation or rule or court order, judgment, or decree applicable to EBS or any Principal Party.

4.8Bankruptcy.There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by, or threatened against EBS or any Principal Party.

 4.9 Litigation. Except as set forth on Schedule 4.9, there is no claim, dispute, suit, action, investigation or other proceeding pending before any court or governmental agency or threatened against EBS which might diminish the value of or impede the business of EBS, or which challenges or pertains to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

 4.10 Preferential Rights. There are no preferential rights of purchase or consents to assign in favor of third parties with respect to any of the Properties and no consents to transfers thereof are required as a result of the transactions contemplated under this Agreement.

 4.11 Marketable Title. EBS has Marketable Title to the Properties and the Principal Parties warrant Marketable Title to the Properties by, through, and under EBS. Any discrepancy in EBS's title in the Properties from that described on Exhibit D shall be subject to the provisions of Article VI.

4.12 Environmental

(a) EBS is in compliance with all Environmental Laws, which compliance includes (i) the possession of all permits required under applicable Environmental Laws and compliance with the terms and conditions thereof and (ii) public or employee health and safety requirements or notifications under any Environmental Laws. EBS has not received any communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that EBS or the Properties are not in such compliance with Environmental Laws, and there are no circumstances that could reasonably be expected to prevent or interfere with compliance in the future.

(b) There is no (i) Environmental Claim pending or, to the Principal Parties' Knowledge, threatened against EBS or relating to the Properties, or (ii) investigation, inspection or citation pending against EBS under any Environmental Law.

(c) There neither is nor has been any Release of any Hazardous Materials that, to the Principal Parties' Knowledge, could reasonably be expected to form the basis of any Environmental Claim against EBS or relating to the Properties.

4.13 Compliance with Laws and Agreements. To Sellers' Knowledge, EBS is in compliance with all permits, contracts and agreements relating to the Properties, and with all laws, rules and regulations of all federal, state and local governmental authorities having jurisdiction over EBS or the Properties.

4.14 Taxes. All Tax Returns required to be filed by EBS on or prior to the Closing have been filed and are true, correct and complete, and all Taxes due or claimed to be due pursuant thereto have been or will be paid prior to the Closing.

4.15 Contracts, Commitments. Other than in connection with the EBS Credit Documents, EBS is not required to pay or incur costs in excess of $5,000 pursuant to any contracts or commitments.

4.16 Financial Statements. The Financial Statements have been prepared in accordance with EBS's applicable policies and procedures, which are in accordance with applicable statutory requirements and GAAP; and the Financial Statements are true, correct and complete in all material respects.

4.17 No Undisclosed Liabilities. Other than any liabilities associated with the Bridge Credit Agreement and the Credit Agreement, and except as otherwise disclosed in the Schedules, EBS has no liabilities or obligations of any kind whatsoever, whether known or unknown, matured or unmatured, fixed or contingent, secured or unsecured, accrued, absolute, determined, determinable or otherwise.

4.18 No Liability for Employees. As of the Closing, EBS will have no liability whatsoever for any employee benefits, pension, severance or similar plans, workers' compensation, or similar liabilities.

4.19 Organization of EBS. EBS (a) is a limited partnership duly organized, validly existing and in good standing under the laws of Texas; (b) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required. The Sellers have heretofore delivered to Buyer complete and correct copies of the organizational documents of EBS as presently in effect.

4.20 Properties. Exhibit D contains a true, correct and complete list of all of EBS's ownership interests in oil and gas leases, wells, gathering systems and related assets. As of the Closing, none of the Principal Parties or Principals hold title or direct ownership in any of the Properties, and none of the Principals have title or direct ownership in any oil and gas leases or wells in the Barnett Shale area which were purchased with funds from EBS.

4.21 Cash Distributions/Salaries, Since the Effective Date, (i) no Principal Party has received any distribution of cash or property from EBS, and (ii) no Principal Party has received any payment of salary, wages or other form of compensation from EBS.

4.22 Limited Representations and Warranties of the Class B Limited Partners. Notwithstanding any provision in this Agreement to the contrary, no Class B Limited Partner shall be considered to have made any representation or warranty to Buyer on any subject, except as provided in this Section 4.22. The Class B Limited Partners represent and warrant to Buyer as follows:

(a) The Class B Limited Partners are the record and beneficial owners of all of the authorized, issued and outstanding Class B Interests. The Class B Limited Partners do not own any other partnership interests in EBS.

(b) The Class B Limited Partners are individuals or entities validly existing and in good standing under the laws of the their states of formation. The Class B Limited Partners have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder, and have taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement.

(c) This Agreement has been duly executed and delivered on the Class B Limited Partners' behalf, and at the Closing all documents and instruments required hereunder will have been duly executed and delivered. This Agreement, and all such documents and instruments related thereto shall constitute legal, valid, and binding obligations of the Class B Limited Partners, enforceable in accordance with their respective terms, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency, or similar laws affecting creditors' rights generally.

ARTICLE V

REPRESENTATIONS OF BUYER

Buyer represents and warrants to Sellers as follows:

5.1Existence. Westside is a corporation duly organized, validly existing, and in good standing under the laws of the state of its formation.

 5.2 Authorization. Buyer has all authority necessary to enter into this Agreement and to perform all obligations hereunder. This Agreement has been duly executed and delivered on Buyer's behalf, and at the Closing all documents and instruments required hereunder will have been duly executed and delivered. This Agreement, and all such documents and instruments related thereto shall constitute legal, valid, and binding obligations enforceable in accordance with their respective terms, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency, or similar laws affecting creditors' rights generally.

 5.3 Power. Subject to rights to consents by, required notices to, and filings with or actions by other governmental entities, Buyer's execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of their documents of formation or other governing documents; (ii) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which either of them is a party or by which either is bound; or (iii) violate or conflict with any applicable judgment, decree, order, permit, law, rule or regulation.

 5.4 Brokers. Buyer has incurred no liability, contingent or otherwise, for broker's or finder's fees in respect of this transaction, for which Sellers shall have any responsibility whatsoever.

 5.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the actual knowledge of Buyer, threatened against Buyer.

 5.6 Litigation. There is neither any claim, dispute, suit, action, investigation or other proceeding pending before any court or governmental agency, nor to Buyer's knowledge, threatened, against either Buyer which challenges or pertains to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE VI

TITLE MATTERS

 6.1 Notice of Title Defect. Westside shall notify Sellers in writing as soon as reasonably practicable after Westside has knowledge thereof, and in any event on or before the final Reserve Determination Date, of any matter that would cause EBS's title to any or all of the Properties not to be Marketable Title ("Title Defect"), in each case together with an explanation of (a) the nature of such Title Defect, (b) the Properties (or portions thereof) affected thereby, and (c) Westside's proposed Defect Value (as hereinafter defined) for such Title Defect. Any matters that would otherwise constitute Title Defects but which are not specifically raised in writing (with the explanation as contemplated in the immediately preceding sentence) by Westside prior to the final Additional Consideration Payment Date shall conclusively be deemed waived by Westside.

6.2Remedies for Title Defects.

(a) Buyer shall be entitled to an Additional Consideration Offset for any Title Defects at any time on or before the final Additional Consideration Payment Date. A notice requesting an Additional Consideration Offset for Title Defects must be timely and in writing and include appropriate documentation to substantiate the adjustment, or Buyer will be deemed to have waived its claim to such offset.

(b) If Buyer gives notice under the previous section, the Parties will meet and use their best efforts to agree on the validity of the claim and, if applicable, the amount of the adjustment (the "Defect Value"), using the following criteria:

(1) If the claim is based on EBS owning a different net revenue interest in a Property than that shown on Exhibit D with respect to such Property, then the adjustment will be the absolute value of the number determined by the following formula:

Adjustment = A x (1-[B/C])

A = Allocated Value for the affected interest

B = Correct net revenue interest for the affected interest

C = Net revenue interest for the affected interest as shown on Exhibit D

(2) If the claim is based on any other obligation or burden, the adjustment will be the sum necessary to compensate Buyer for the adverse economic effect on the affected Property.

(c) If the Defect Value cannot be determined based on the above criteria, and if the Parties cannot otherwise agree on the Defect Value or the Parties are unable to agree upon whether a Title Defect exists, subject to the provisions of Article 6.2(d) below, the Parties may elect to resolve the dispute under the arbitration provisions in this Agreement.

(d) No Additional Consideration Offset for Title Defects shall be made unless and until the aggregate value of all Title Defects (herein called the "Aggregate Title Defect Value") exceeds a threshold of One Hundred Thousand Dollars ($100,000.00) and once the threshold is exceeded, all Defect Values shall be considered in applying this Article VI. Defect Values with an agreed individual value of less than Ten Thousand Dollars ($10,000.00) shall not be included in the calculation of the Aggregate Title Defect Value. For purposes of this section, the cost to cure a Title Defect shall not be considered in determining Aggregate Title Defect Value.

(e) Sellers may, at their sole option, notify Westside at any time within ten (10) business days after receiving notice from Buyer of a Title Defect that they elect to cure some or all of such Title Defects. No Additional Consideration Offset will be applied for Title Defects that Sellers cure. If any Title Defect is not cured within thirty (30) days after Sellers so notify Westside of their intention to cure, an Additional Consideration Offset will be applied as described in Section 3.2.

ARTICLE VII

COVENANTS AND AGREEMENTS

 7.1 Receipts and Credits. Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits, and income accruing to EBS (a) for the period subsequent to the Effective Time, shall be the sole property and entitlement of Buyer, and, to the extent received by Sellers, Sellers shall fully disclose, account for, and transmit same to Buyer promptly, and (b) for the period prior to the Effective Time, shall be the sole property and entitlement of Sellers and, to the extent received by Buyer, Buyer shall fully disclose, account for, and transmit same to Sellers promptly.

 7.2 Data and Records. All files, permits, records, documentation, and data of EBS relating to (or evidencing) EBS's ownership or rights in or operation of the Properties or other rights and interests described herein, including, but not limited to, geophysical, geological and seismic data, surveys, analyses and any rights attributable thereto, lease files, land files, well files, contract files, production sales agreements files, division order files, title opinions and abstracts, governmental filings, production reports, production logs, core sample reports, and land maps, as such data is assembled and maintained in the normal course of business (the "Data and Records"), will be, as soon as is reasonably possible after, but not later than fifteen (15) days after Closing, delivered to Buyer at EBS's offices. To the extent not obtained or satisfied as of Closing, the Principal Parties agree to continue to use all reasonable efforts to cooperate with Buyer's efforts to obtain for Buyer access to Data and Records in the possession of third parties.

7.3 Taxes. Sellers shall be responsible for and shall pay all Taxes attributable to or arising from the ownership of EBS prior to the Effective Time. Buyer shall be responsible for and shall pay all Taxes attributable to or arising from the ownership of EBS after the Effective Time. Any Party which pays such Taxes for the other Party shall be entitled to prompt reimbursement upon evidence of such payment. Each Party shall be responsible for its own Taxes, if any, as may result from this transaction.

7.4Covenants of the Parties Pending Closing.

(a) From and after the date of execution of this Agreement and until the Closing (the "Examination Period"), the Principal Parties shall grant Westside access to the Data and Records and all accounting and tax files relating to the Properties during EBS's normal business hours upon reasonable prior notification, subject to the confidentiality agreement previously signed by Westside. The Data and Records and all accounting and tax files relating to the Properties shall be made available at their present location together with suitable office facilities for review purposes.

(b) During the Examination Period, (i) the Principal Parties shall, and shall cause EBS to operate, manage, and administer the Properties in a good and workmanlike manner and shall cause EBS to carry on its business with respect to the Properties in a manner consistent with industry norms and standard practices; (ii) the Principal Parties shall, and shall cause EBS to use all reasonable efforts to preserve in full force and effect all leases, operating agreements, easements, rights-of-way, permits, licenses, and agreements which relate to the Properties, and shall cause EBS to perform all of its obligations in or under all such agreements relating to the Properties; (iii) the Principal Parties shall, except for emergency action taken in the face of serious risk of life, property, or the environment (A) submit to Westside, for prior written approval, all requests for operating or capital expenditures and all proposed contracts and agreements relating to the Properties which involve individual commitments from EBS of more than Fifty Thousand Dollars ($50,000.00), (B) consult with, inform, and advise Westside regarding all material matters concerning the operation, management, and administration of the Properties; (C) obtain Westside's written approval prior to causing EBS to vote under any operating, unit, joint venture, partnership or similar agreement, and (D) not, and shall cause EBS not to approve or elect to go non-consent as to any proposed well or plug-and-abandon or agree to plug and abandon any well without Westside's prior written approval; (iv) the Principal Parties shall not and shall cause EBS not to transfer, sell, hypothecate, encumber, or otherwise dispose of any of the Properties, other than the sale of production in the ordinary course of business; (v) the Principal Parties shall not and shall cause EBS not to abandon any wells or surrender any leases (other than as required by law or governmental order or regulation or in connection with an emergency); and (vi) the Pr.incipal Parties shall not, and shall cause EBS not to enter into any production sale, processing, or treating agreements affecting the Properties unless it is terminable on no more than thirty (30) days notice.

(c) During the Examination Period, (i) no Seller shall receive, and no Seller shall cause EBS to make, any distribution of cash or property from EBS; and (ii) no Seller shall receive any salary, wages or other form of compensation, and no Seller shall cause EBS to pay any salary, wages or other form of compensation to any Seller.

(d) The Principal Parties shall promptly notify Westside of any suit, lessor demand action, or other proceeding before any court, arbitrator, or governmental agency and any cause of action which relates to the Properties or which might result in impairment of loss of EBS's interest in any portion of the Properties or which might hinder or impede the operation of the Properties.

(e) If, prior to the Closing, all or any portion of the Properties is destroyed by fire or other casualty or if any portion of the Properties shall be taken by condemnation or under the right of eminent domain (a "Casualty Loss"), the Purchase Price shall be reduced by the Allocated Value of the Property or portion thereof affected by the Casualty Loss. If the Allocated Value of all the Properties or portions thereof affected by Casualty Losses exceeds ten percent (10%) of the Purchase Price, either Buyer or Sellers may terminate this Agreement upon written notification to the other, the transactions contemplated hereunder shall not be consummated and thereafter neither Buyer nor Sellers shall have any liability or further obligations to the other hereunder. Prior to Closing, the Principal Parties shall not, and shall cause EBS not to, voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Westside.

(f) On any matter requiring Westside's approval under this Section 7.4,

Westside shall respond within (5) business days to the Principal Parties' request for approval and failure of Westside to respond to the Principal Parties' request for approval within such time shall release the Principal Parties from the obligation to obtain Westside's approval before proceeding on such matter.

 7.5 Consent and Waiver. Each Seller hereby consents to all transaction contemplated under this Agreement and waives application of any provision in any of the EBS Credit Documents or the EBS Partnership Agreement in effect as of the date of this Agreement or the Closing Date that would prohibit or restrict the consummation by any Party of any transaction contemplated hereunder or the execution by any Party of this Agreement.

 7.6 Binding Effect Pending Signing by Class B Limited Partners. The Principal Parties agree and acknowledge that, upon signing of this Agreement by Westside and the Principal Parties, such Parties' obligations hereunder are binding upon them notwithstanding the fact that the Class B Limited Partners have not yet signed this Agreement. In the event any Class B Limited Partner has not signed this agreement on or before November 30, 2005, this Agreement shall become null and void, the transactions contemplated hereunder shall not close and neither Buyer nor the Principal Parties shall have any further obligations, remedies, liabilities, rights or duties to the other hereunder.

7.7 Statements Made by Principals. Neither EBS nor Buyer shall have any liability whatsoever for statements made or information given by the Principals to any Seller prior to the Closing relating to the operations of EBS or the transactions contemplated hereunder.

ARTICLE VIII

CLOSING

 8.1 Closing. The Closing of this transaction (the "Closing") shall be held at the offices of Greenberg Traurig, LLP in Houston, Texas, on or before January 31, 2006 (the "Closing Date"). Time is of the essence and the Closing Date shall not be extended unless by written agreement of the Parties. On or before five (5) business days prior to Closing, Buyer and Sellers shall use their best efforts to provide each other copies of all closing documents. All events occurring at the Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring, and each shall be a condition precedent to the other.

 8.2 Sellers' Closing Conditions. The obligations of Sellers under this Agreement are subject, at the option of Sellers, to the satisfaction, at or prior to the Closing, of the following conditions:

(a) all representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing;

(b) the execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate, partnership or otherwise, on the part of Buyer;

(c) as of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Sellers) shall be pending or threatened before any court or governmental agency seeking to restrain Sellers from consummating the transactions contemplated under this Agreement or prohibit the Closing or seeking damages against Sellers as a result of the consummation of this Agreement;

(d) the EBS Operating Purchase Agreement has been executed, and the transactions contemplated thereunder have been consummated;

(e) the Employment Agreements have been fully executed; and

(f) the Registration Rights Agreements have been fully executed.

8.3 Buyer's Closing Conditions. The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction, at or prior to the Closing, of the following conditions:

(a) all representations and warranties of Sellers contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Sellers shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Sellers at or prior to the Closing;

(b) The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate, partnership or otherwise, on the part of the Sellers;

(c) all necessary consents of and filings with any state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, except to the extent that such consents and filings are normally obtained, accomplished or waived after closing;

(d) as of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer from consummating the transactions contemplated under this Agreement or prohibit the Closing or seeking damages against Buyer as a result of the consummation of this Agreement;

(e) the EBS Operating Purchase Agreement has been executed, and the transactions contemplated thereunder have been consummated;

(f) the Employment Agreements have been fully executed;

(g) a Lock-Up Agreement between Westside and each Seller has been executed;

(h) Westside has secured acquisition financing satisfactory to Westside in its sole discretion;

(i) Sellers have caused to be prepared and delivered to Westside audited financial statements for EBS for the period ending September 30, 2005 (the "Financial Statements");

(j) The Principals have conveyed to EBS any interests in leases or wells in the Barnett Shale area, other than interests relating to leases or wells owned by Enexco, for which any of them individually held title in their names prior to Closing;

(k) All Class B Limited Partners have signed this Agreement on or before

November 30, 2005;

(1) Class B Limited Partners have assigned to Westside all of the promissory notes issued by EBS to the Class B Limited Partners pursuant to the Bridge Credit Agreement and all liens and security interests held by the Class B Limited Partners in connection therewith; and

(m) The Parties have completed to Buyer's reasonable satisfaction a revised description of the Properties on Exhibit D.

8.4Sellers' Closing Deliveries. At Closing, each Seller shall deliver or cause to be delivered to Buyer the following:

(a) A Bill of Sale and Assignment substantially in the form attached hereto as Exhibit F and such other documents as may be reasonably necessary to convey all of the Interests to Buyer and Westside GP in accordance with the provisions hereof; and

(b) A non-foreign affidavit executed by each Seller substantially in the form attached as Exhibit G.

 8.5 Buyer's Closing Deliveries. At Closing, Buyer shall deliver or cause to be delivered to Sellers, by wire transfer in immediately available funds to an account designated by Sellers, the Purchase Price as adjusted pursuant to this Agreement, and allocated among the Sellers in the manner set forth on Exhibit B.

8.6Joint Closing Obligations. At Closing, all Parties shall execute or cause to be executed the following:

(a) The Settlement Statement;

(b) a Lock-Up Agreement between Westside and each Seller;

(c) A Registration Rights Agreement between Westside and Each Seller.

8.7Closing Obligations of Westside and the Principals. At Closing, the Principal

Parties and Westside shall execute or cause to be executed the following:

(a)The Employment Agreements, and

(b)The EBS Operating Purchase Agreement.

8.8Remedies for Default.

(a) Upon failure of Buyer to comply herewith by the Closing Date, as it may be extended in accordance herewith, Sellers, at their sole option, may (i) enforce specific performance, or (ii) terminate this Agreement, as Sellers' sole and exclusive remedies for such default, all other remedies being expressly waived by Sellers.

(b) Upon failure of Sellers to comply herewith by the Closing Date, as it may be extended in accordance herewith, Buyer, at its sole option, may (i) enforce specific performance, or (ii) terminate this Agreement, as Buyer's sole and exclusive remedies for such default, all other remedies being expressly waived by Buyer.

(c) In the event of termination of this Agreement under this Section 8.8, the transactions contemplated hereunder shall not close and neither Buyer nor Sellers shall have any further obligations, remedies, liabilities, rights or duties to the other hereunder, except as expressly provided herein.

ARTICLE IX

INDEMNIFICATION

 9.1 Buyer's Indemnity. Buyer shall indemnify and hold Sellers harmless from and against any and all Losses arising out of or otherwise relating to (1) the breach by Buyer of any representation, warranty or covenant herein set forth, or (2) the ownership of EBS after the Closing.

 9.2 The Principal Parties' Indemnity. The Principal Parties shall indemnify and hold EBS and the Buyer Group harmless from and against any and all Losses arising out of or otherwise relating to (1) the breach by Sellers of any representation, warranty or covenant herein set forth or (2) the ownership of EBS prior to the Closing (a "Seller Indemnified Loss").

 9.3 Indemnification Procedures. In the event that any claim for which a Party providing indemnification (the "Indemnifying Party") would be liable to the other Party (the "Indemnified Party") is asserted against or sought to be collected by any third person, the Indemnified Party shall promptly notify the Indemnifying Party of such claim, specifying the nature of such claim and the amount of the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim) (the "Indemnity Claim Notice"). The Indemnifying Party shall have thirty (30) days from its receipt of the Indemnity Claim Notice (the "Indemnity Notice Period") to notify the Indemnified Party (i) whether or not it disputes its liability to the Indemnified Party hereunder with respect to such claim, and (ii) if it does not dispute such liability, whether or not it desires, at its sole cost and expense, to defend the Indemnified Party against such claim; provided however, that the Indemnified Party is hereby authorized prior to and during the Indemnity Notice Period to file any motion, answer or other pleading, submission or document which it shall deem necessary or appropriate to protect its interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Indemnity Notice Period that it does not dispute such liability and desires to defend against such claim, then the Indemnifying Party shall have the right to defend such claim by appropriate proceedings, which proceedings shall be promptly settled or prosecuted to a final conclusion, in such a manner as to avoid any risk of the Indemnified Party becoming subject to liability. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its own cost and expense. If the Indemnifying Party elects not to defend against such claim for which it is liable, whether by not giving timely notice as provided above or otherwise, the Indemnified Party shall have the right but not the obligation to defend against such claim, and the amount of any resulting Losses (including, without limitation, court costs and attorneys' fees) incurred by the Indemnified Party in connection with such defense, shall be conclusively deemed to be the liability of the Indemnifying Party hereunder.

9.4 Buyer's Sole Remedy. Buyer's sole remedy in the event of a Seller Indemnified Loss shall be recovery of any such Losses by way of an Additional Consideration Offset, except where such Seller Indemnified Loss is the result of gross negligence, fraud, or willful neglect on the part of any Seller.

9.5 Survival of Indemnity. Each Party's indemnity obligations under this Agreement shall survive the Closing and shall terminate upon the Final Additional Consideration Payment Date.

ARTICLE X

ARBITRATION

10.1 Selection of Arbitrators. Except as to any matter requiring the agreement of the Parties, as provided in this Agreement, and except for the right of either Party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any controversy or failure to agree between the Parties hereto arising under this Agreement and not resolved by agreement shall be determined by a board of arbitration upon notice of submission given by either Party to the other, which notice shall name a qualified, impartial, and independent arbitrator. Within ten (10) days after the receipt of such notice, the other Party shall name a qualified, impartial and independent arbitrator, or failing to do so, the Party giving notice shall name the second. Within twenty-five (25) days after sending the original notice of submission the two arbitrators so appointed shall name the third qualified, independent arbitrator, or failing to do so, the third arbitrator may be appointed by the Senior Judge (in service) of the United States District Court serving Houston, Texas.

10.2 Determination. The arbitrators selected to act hereunder shall be qualified by a minimum of twenty (20) years experience in the oil and gas industry to pass on the particular question in dispute. The arbitrators shall promptly hear and determine (after due notice of hearing and giving the Parties a reasonable opportunity to be heard) the questions submitted, and shall render their decision within sixty (60) days after appointment of the third arbitrator. If within said period a decision is not rendered by the board, or majority thereof, new arbitrators may be named and shall act hereunder at the election of the Parties in like manner as if none has been previously named.

10.3 Decision Binding. The decision of the arbitrators, or the majority thereof, made in writing shall be final, binding and non-appealable upon the Parties hereto as to the questions submitted, and Buyer and Sellers will abide by and comply with such decision. The expenses of arbitration, including reasonable compensation of the arbitrators, shall be borne equally by the Parties hereto, except that each Party shall bear the compensation and expenses of its own counsel, witnesses, and employees.

ARTICLE XI

MISCELLANEOUS

11.1 Amendment. The Agreement may not be amended except by an instrument in writing signed by the Party to be charged with such amendment and delivered by such Party to the Party claiming the benefit of such amendment.

11.2 Entire Agreement. This Agreement constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and prior agreements and understandings relating to such subject matter.

11.3 Severability. If a court of competent jurisdiction determines that any clause or provision of this Agreement is void, illegal, or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal, or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

11.4 Public Announcements. The Parties hereto agree that prior to making any public announcement or statement with respect to the transaction contemplated by this Agreement, the Party desiring to make such public announcement or statement shall consult with the other Party hereto and exercise its best efforts to (i) agree upon the text of a joint public announcement or statement to be made by both of such Parties; or (ii) obtain written approval of the other Party hereto to the text of a public announcement or statement to be made solely by Sellers or Buyer, as the case may be. Nothing contained in this paragraph shall be construed to require either Party to obtain approval of the other Party hereto to disclose information with respect to the transaction contemplated by this Agreement to any state or federal governmental authority or agency to the extent (i) required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction: or (ii) necessary to comply with disclosure requirements of the American Stock Exchange or other recognized exchange or over the counter, and applicable securities laws.

11.5 Further Assurances and Records.

(a) After the Closing each of the Parties will execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested in order to more effectively assure to said Party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered or inuring to the benefit of such Party in consummation of the transactions contemplated hereby.

(b) Buyer shall comply with all current and subsequently amended applicable laws, ordinances, rules, and regulations applicable to the Properties and shall promptly obtain and maintain all permits required by governmental authorities in connection with the Properties.

11.6 Notices. Except as otherwise expressly provided herein, all communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given and received when actually delivered to the address of the Parties to be notified as set forth below and addressed as follows:

If to any Class A Limited Partners, as follows:

3131 Turtle Creek Blvd., Suite 1210
Dallas, Texas 75219 Phone: (214) 522-8990 Fax: (214) 520-1804

If to any Class B Limited Partner, as shown on the attached Appendix.

If to the General Partner, as follows:

EBS Oil and Gas Partners Production GP, LLC
3131 Turtle Creek Blvd., Suite 1210
Dallas, Texas 75219 Phone: (214) 522-8990 Fax: (214) 520-1804 Attn: Jim Staley

If to Buyer:

Westside Energy Corporation
4400 Post Oak Parkway, Suite 2530
Houston, Texas 77027
Attention: Jim Wright, Chief Executive Officer
Phone: (713) 979-2660, Ext. 203
Fax: (713) 979-2665

provided, however, that any notice required or permitted under this Agreement will be effective if given verbally within the time provided, so long as such verbal notice is followed by written notice thereof in the manner provided herein within twenty-four (24) hours following the end of such time period. Any Party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

11.7 Incidental Expenses. Each Party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including its own consultants' fees, attorneys' fees, accountants' fees, and other similar costs and expenses.

11.8 Waiver. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the Party waiving compliance. Except as otherwise expressly provided in this Agreement, the failure of any Party at any time or times to require performance of and provision hereof shall in no manner affect such Party's right to enforce the same. No waiver by any Party or any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

11.9 Binding Effect; Assignment. All the terms, provisions, covenants, obligations indemnities, representations, warranties and conditions of this Agreement shall be enforceable by the Parties hereto and their respective successors and assigns. The rights of each Party under this Agreement are personal to that Party and may not be assigned or transferred to any other Person without the prior, express and written consent of the other Party and such consent may be withheld for any reason, including convenience. Any attempt to assign this Agreement over the objection or without the express written consent of the other Party shall be absolutely void. Seller may condition its consent to assign this Agreement on Buyer providing Seller with an appropriate guarantee of its assignee's performance. In the event Buyer sells or assigns all or a portion of the Properties, this Agreement shall remain in effect between Buyer and Seller as to all the Properties regardless of such assignment.

11.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS.

11.11 Time is of Essence. Time is of the essence with respect to performance of this Agreement.

11.12 Exhibits and Schedules. All Exhibits and Schedules attached to this Agreement, and the terms of those Exhibits and Schedules which are referred to in this Agreement, are made a part hereof and incorporated herein by reference.

11.13 Counterparts. This Agreement may be executed in any number of counterparts, and each and every counterpart shall be deemed for all purposes to be one and the same agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

2145201804 EBS OIL AND GAS

11/18/2005 14:48

WITSESS NAIBREOF , the Patios have executed this Weemeat as a the date first above writ-teal:4 effective the EffectIve Time.
KELLY K. BUS

X4412

EBS OIL AND GAS PARTNERS PRODUCTION GP. LLC
[Missing Graphic Reference]

PETRO CAPITAL IL LP

By:
PTiaed Name: -

LEVY FAMILY PARTNERS, LLC
By:
Printed Nhe:
Tide:

X4412

ALBERT ADRIAN'

BARGUS PARTNERSHIP
By:
Printed Name:
Title:

BARRY COHN

PATRICK PARKER

EDWIN J. HAGERTY

BRUCE J. GOLDSTEIN

PETRO CAPITAL ADVISORS, LLC

MILTON P. WEBSTER, III

BUYER:

WESTSIDE ENERGY CORPORATION

EXECUTION COPY

APPENDIX

APPENDIX

APPENDIX

Class B Limited Partners:

PETRO CAPITAL II, LP
3838 Oak Lawn Ave., Suite 1775 Dallas, Tx. 75219
(214) 661-7762

LEVY FAMILY PARTNERS, LLC 980 North Michigan Ave.
Chicago, Ill. 60611
(312) 245-2915

X-MEN, LLC
520 Lake Cook Road, Suite 105 Deerfield, Ill. 60015
(847) 282-5200

ALBERT ADRIANI
930 North York, Suite 200 Hinsdale, Ill. 60521

(630) 484-5120

BARGUS PARTNERSHIP 664 South Evergreen Ave. Woodbury Heights, NJ 08097 (856) 845-5656

BARRY COHN
2505 Astor Court Glenview, Ill. 60026 (847) 282-5200

PATRICK PARKER
Scarborough Building, 6th and Congress 101 W. 6th Street, Suite 610
Austin, Tx. 78701

EDWIN J. HAGERTY 5100 Westgrove Drive Dallas, Tx. 75248
(972) 701-3060

APPENDIX

BRUCE J. GOLDSTEIN 1934 Deercrest Lane
North Brook, Ill. 60052 (847) 778-0903

PETRO CAPITAL ADVISORS, LLC 3838 Oak Lawn Ave., Suite 1775 Dallas, Tx. 75219
(214) 661-7762

MILTON P. WEBSTER, III 9624 Mountain Ridge Place Boulder, Co. 80302
(303) 402-9320